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                                                                    Exhibit 5.1

                            Faegre & Benson LLP
                            2200 Norwest Center
                          90 South Seventh Street
                        Minneapolis, Minnesota 55402


                               May 13, 1997


GalaGen Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota 55126

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 185,644 shares of Common Stock, par value $.01 per share (the "Shares"), of GalaGen Inc., a Delaware corporation (the "Company"), pursuant to the Non-Statutory Stock Option Agreements, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       FAEGRE & BENSON LLP